News Release

FOR IMMEDIATE RELEASE	CONTACT
May 15, 2008	Craig J. Renner
301-843-8600

ACPT ANNOUNCES RESULTS FOR FIRST QUARTER 2008

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX:APO) a diversified real estate organization, today announced results for the three months ended March 31, 2008.
For the three months ended March 31, 2008, the Company reported a net loss of $1,193,000, or $0.23 per basic and diluted share, on operating revenue of $19,258,000.  This compares to net income of $24,000, or $0.00 per basic and diluted share, on operating revenue of $21,987,000 for the same period in 2007.
Edwin L. Kelly, Vice Chairman, President and Chief Operating Officer, attributed the loss to a decline in revenues from community development land sales in St. Charles, and in revenues from homebuilding sales in Puerto Rico. “Clearly, the performance of the national economy, particularly in regard to the availability of credit, has impacted the sale of residential homes in St. Charles and Parque Escorial. The Company continues to make prudent investments in land development so that it will be well-positioned when the new-home market improves,” said Mr. Kelly.
Cynthia L. Hedrick, Executive Vice President and Chief Financial Officer, noted that the decline in land development revenues was partially offset by an increase in rental property revenues, which increased $989,000 for the first quarter of 2008, compared to the same period in 2007. Ms. Hedrick primarily attributed the increase to the Company’s completion of Sheffield Greens, a 252-unit apartment property in the planned community of St. Charles, which was only partially occupied in the first quarter of 2007. Ms. Hedrick also noted overall rent increases for comparable properties of four percent at United States properties and two percent at Puerto Rico properties.
Sales of Commercial parcels in St. Charles decreased $2,352,000, to $184,000, in the first quarter of 2008, compared to $2,536,000 during the same period in 2007. Also in the first quarter of 2008, the Company delivered eight townhome lots and three single family lots in St. Charles’ Sheffield neighborhood to Lennar, generating revenue of $778,000. In the same period of 2007, the Company delivered seven townhome lots, generating $595,000 in revenue.
In Parque Escorial, homebuilding sales decreased $844,000 for the three months ended March 31, 2008, compared to the same period in 2007. During the first quarter of 2008, nine units were sold in Torres del Escorial at an average selling price of $249,000 per unit; in the same period of 2007, the Company sold 12 units at an average price of $257,000 per unit.
“We would also note that prices for new condominiums in Parque Escorial remain steady,” added Mr. Kelly. “In addition, the Company started development work on the hilltop section of Parque Escorial in the first quarter of 2008.”
Ms. Hedrick also noted that in the first quarter of 2007 the Company benefited from the collection of a note receivable related to the sale of El Monte in 2004. As a result of this non-recurring item, net income for the quarter ended March 31, 2007 increased by $921,000. The Company had previously deferred revenue recognition on this note until the cash was received, which occurred in January 2007. The Company also reported $378,000 in expenditures in the first quarter of 2008 related to its previously disclosed efforts to explore strategic alternatives for the Company. The Company did not report any similar expenditures in the period ending March 31, 2007.
ACPT’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
Company Information
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, general economic conditions, the current slowdown in the U.S. economy, our ability to find suitable financing for our development activities, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information on the risks that may affect the Company’s operations, business and prospects, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the Security and Exchange Commission as well as, when filed, the quarterly report on Form 10-Q for the three-month period ended March 31, 2008.
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AMERICAN COMMUNITY PROPERTIES TRUST

Unaudited Financial Highlights

	For the three months ended

	March 31, 2008	March 31, 2007
Revenues	$19,258,000	$21,987,000

Expenses	15,806,000	17,676,000

Operating Income	3,452,000	4,311,000

Other Income and (Expenses)	(5,049,000)	(3,764,000)

(Loss)/Income before (benefit)/provision for income taxes	(1,597,000)	547,000

(Benefit)/provision for income taxes	(404,000)	523,000

Net (loss) income	$(1,193,000)	$24,000
Earnings per share
Basic and Diluted	$(0.23)	$-
Weighted average shares outstanding
Basic and Diluted	5,211	5,208

Quarterly cash dividend per share	$-	$0.10

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